Exhibit 5.1


                               [WMCD LETTERHEAD]



                             _________________, 1997



Highlands Bankshares, Inc.
340 West Main Street
Abingdon, Virginia 24210

         Re: Registration Statement on Form S-2 (Reg. No. 333-_______) with respect to an Aggregate of $___________ of Junior Subordinated Debt Securities and Guarantees

Ladies and Gentlemen:

         We have acted as counsel to Highlands Bankshares, Inc. (the "Corporation") in connection with the registration by the Corporation of up to an aggregate of $10,000,000 of its junior subordinated debt securities (the "Debt Securities") and guarantees of Capital Securities and Common Securities of Highlands Capital Trust I (the "Guarantees", and, together with the Debt Securities, the "Securities") as set forth in the Registration Statement on Form S-2, File No. 333-____________ (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by the Corporation pursuant to the Securities Act of 1933, as amended. This opinion letter is
Exhibit 5.1 to the Registration Statement.

         The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectuses contained therein (each, a "Prospectus") and any amendments or supplements thereto.

         We have relied upon an officer's certificate as to corporate action heretofore taken with respect to the Securities.

         Based on the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Corporation and (3) such Securities have been issued, sold and delivered upon the terms and conditions set forth in the Registration Statement, the applicable Prospectus and any applicable supplement(s) to such Prospectus (including, in the case of the Debt Securities, due authentication thereof by the Trustee or by the authenticating agent, in accordance with the provisions of the Indenture under which the Debt Securities are to be issued), then the Securities will be validly authorized and issued and binding obligations of the Corporation.

         In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the Commonwealth of Virginia and the United States of America, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the subject matter hereof or to the effects of such laws thereon.

         This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to be named in the Registration Statement and in each of the Prospectuses as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any written report, proxy statement or other registration statement, nor is it to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

                                   Very truly yours,

                                   WILLIAMS, MULLEN, CHRISTIAN & DOBBINS


                                   By __________________________________
                                                A Shareholder




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